UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 7, 2021

ZOSANO PHARMA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-36570	45-4488360
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

34790 Ardentech Court
Fremont, CA 94555
(Address of principal executive offices) (Zip Code)
(510) 745-1200
Registrant’s telephone number, including area code
Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	ZSAN	The Nasdaq Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 7, 2021, the Board of Directors (the “Board”) of Zosano Pharma Corporation (the “Company”) appointed Elaine Yang to serve as a member of the Board, effective immediately. Ms. Yang was appointed as a Class III director, to serve for an initial term expiring at the Company’s 2023 annual meeting of stockholders and until her successor is duly elected and qualified or until her earlier death, resignation or removal. Ms. Yang was also appointed to serve as a member of the Audit Committee of the Board.
Pursuant to the Company’s non-employee director compensation program, Ms. Yang will receive annual cash compensation of $45,000 for her service as a member of the Board and annual cash compensation of $7,500 for her service as a member of the Audit Committee of the Board. Also pursuant to the Company’s non-employee director compensation program, Ms. Yang was granted an option to purchase 90,000 shares of its common stock at an exercise price of $0.558 per share, which was the closing price of the Company’s common stock on the Nasdaq Capital Market on the date of grant.
Ms. Yang and the Company will also enter into the Company’s standard form of indemnification agreement.
On December 10, 2021, Kleanthis Xanthopoulos delivered notice of his intention to resign from the Board effective as of December 31, 2021. Dr. Xanthopoulos’ resignation from the Board is not a result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOSANO PHARMA CORPORATION

Date: December 13, 2021	By:	/s/ Christine Matthews
Name: Christine Matthews
Title: Chief Financial Officer